The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2020

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-228021

Preliminary Prospectus Supplement

(To Prospectus dated October 26, 2018)

$1,000,000,000

Aptiv PLC

Ordinary Shares

This is a public offering of ordinary shares of Aptiv PLC. We are offering all of the ordinary shares to be sold in the offering.

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “APTV.” The last reported sale price of our ordinary shares on June 5, 2020, as reported on NYSE, was $85.85 per ordinary share. Assuming an offering price of $85.85 per share, we expect to offer 11,648,223 ordinary shares in this offering (or 13,395,457 ordinary shares if the underwriters exercise in full their option to purchase additional shares as described below).

Concurrently with this offering of ordinary shares and pursuant to a separate prospectus supplement, we are offering $1.0 billion of         % Series A Mandatory Convertible Preferred Shares (the “mandatory convertible preferred shares”) to the public (the “Concurrent Preferred Shares Offering”) (or $1.15 billion if the underwriters for the Concurrent Preferred Shares Offering exercise in full their over-allotment option to purchase additional mandatory convertible preferred shares). The closing of this offering of ordinary shares is not contingent upon the closing of the Concurrent Preferred Shares Offering, and the closing of the Concurrent Preferred Shares Offering is not contingent upon the closing of this offering of ordinary shares. The Concurrent Preferred Shares Offering is being made by means of a separate prospectus supplement and accompanying prospectus, and nothing contained in this prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Preferred Shares Offering. See “Concurrent Preferred Shares Offering.”

Investing in our ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-11 of this prospectus supplement, page 5 of the accompanying prospectus, under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019 and under Item 1A in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which have been filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before offering expenses, to us	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares as described below.

We have granted the underwriters an option to purchase, exercisable within a 30-day period after the date of this prospectus supplement, up to an additional $150,000,000 of our ordinary shares from us, at the public offering price, less the underwriting discounts.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about                , 2020.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Citigroup

Barclays	BofA Securities	Deutsche Bank Securities	J.P. Morgan

Senior Co-Managers

BNP PARIBAS	SMBC Nikko	SOCIETE GENERALE

Co-Managers

BTIG	MUFG	TD Securities	UniCredit Capital Markets

                    , 2020

ABOUT THIS PROSPECTUS

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the ordinary shares offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any ordinary shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

Notices Under Jersey Law

The directors of the Company have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All of the directors accept responsibility accordingly.

A copy of this document has been delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, or will have given prior to the issue of the ordinary shares and not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of the ordinary shares. The Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. It should be remembered that the price of securities and the income from them can go down as well as up.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Aptiv,” the “Company,” “we,” “us” and “our” refer to Aptiv PLC, a public limited company formed under the laws of Jersey on May 19, 2011 as Delphi Automotive PLC.

i

On December 4, 2017, the Company completed the separation (the “Separation”) of its former Powertrain Systems segment by distributing to Aptiv shareholders on a pro rata basis all of the issued and outstanding ordinary shares of Delphi Technologies PLC (“Delphi Technologies”), a public limited company formed to hold the spun-off business. To effect the Separation, the Company distributed to its shareholders one ordinary share of Delphi Technologies for every three Aptiv ordinary shares outstanding as of November 22, 2017, the record date for the distribution. Following the Separation, the remaining company changed its name to Aptiv PLC and NYSE symbol to “APTV.”

ii

Prospectus Supplement

Prospectus

iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 3, 2020;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on May 5, 2020;

•

Our Current Reports on Form 8-K filed on January 9, 2020, February  18, 2020, March  23, 2020, April  24, 2020, May  5, 2020 and June 8, 2020 (other than information furnished pursuant to Item 2.02, Item 7.01 and the related exhibits therein furnished pursuant to Item 9.01); and

•

The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 9, 2020.

You may request a free copy of these filings by writing to, or telephoning, us at the following address and phone number:

Aptiv PLC

5 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

353-1-259-7013

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement and accompanying prospectus, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market; uncertainties posed by the novel coronavirus (COVID-19) pandemic and the difficulty in predicting its future course and its impact on the global economy and our future operations; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; potential changes to beneficial free trade laws and regulations such as the United States-Mexico-Canada Agreement and its predecessor agreement, the North American Free Trade Agreement; our ability to integrate and realize the expected benefits of recent transactions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

SUMMARY

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company Overview

We are a leading global technology and mobility company primarily serving the automotive sector. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive market and commercial vehicle markets, creating the software and hardware foundation for vehicle features and functionality. We enable and deliver end-to-end smart mobility solutions, active safety and autonomous driving technologies and provide enhanced user experience and connected services. Our Advanced Safety and User Experience segment is focused on providing the necessary software and advanced computing platforms, and our Signal and Power Solutions segment is focused on providing the requisite networking architecture required to support the integrated systems in today’s complex vehicles. Together, our businesses develop the ‘brain’ and the ‘nervous system’ of increasingly complex vehicles, providing integration of the vehicle into its operating environment.

We are one of the largest vehicle component manufacturers, and our customers include 23 of the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 126 major manufacturing facilities and 12 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. We have a presence in 44 countries and have approximately 19,300 scientists, engineers and technicians focused on developing market relevant product solutions for our customers.

We are focused on growing and improving the profitability of our businesses, and have implemented a strategy designed to position the Company to deliver industry-leading long-term shareholder returns. This strategy includes disciplined investing in our business to grow and enhance our product offerings, strategically focusing our portfolio in high-technology, high-growth spaces in order to meet consumer preferences and leveraging an industry-leading cost structure to expand our operating margins. In line with the long-term growth in emerging markets, we have been increasing our focus on these markets, particularly in China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland and our telephone number is 353-1-259-7013. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

Recent Developments

COVID-19 Pandemic. The global spread of the COVID-19 pandemic, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, has negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets. Our business is directly related to automotive sales and automotive vehicle production by our customers. We have experienced extended work stoppages in China during the first quarter of 2020, where we have a major manufacturing base, and the subsequent suspension of vehicle production by our original equipment manufacturer (“OEM”) customers in North America and Europe, which combined accounts for approximately 70% of our annual net sales, as the pandemic spread to those regions and governmental authorities initiated “lock-down” orders for all non-essential activities. The work stoppages began to abate in China in March, and North America and Europe OEM production is beginning to restart sporadically. We expect OEM production levels to ramp up slowly and cautiously over the course of the year in these regions. Although we have taken decisive actions to enhance our financial flexibility and minimize the impact on our business, such as the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules, imposing certain travel restrictions, suspending our cash dividend, drawing down all remaining availability under our existing revolving credit facility and actively managing costs, capital spending and working capital to further strengthen our liquidity, the ultimate impact to our business continues to remain uncertain. Our total net sales during the three months ended March 31, 2020 were $3.2 billion, a decrease of 10% compared to the same period of 2019. Despite continued volume growth compared to market during the three months ended March 31, 2020, our overall volumes decreased 7% for the period, primarily due to the impacts of the COVID-19 pandemic. Compared to 2019, vehicle production in the first quarter of 2020 decreased by 24% and will decrease significantly in the second quarter. The adverse impacts of the pandemic have included extended work stoppages and travel restrictions at our facilities and those of our customers and suppliers, decreases in consumer demand and vehicle production schedules, disruptions to our supply chain and other resultant adverse global economic impacts, particularly those resulting from governmental “lock-down” orders for all non-essential activities in China, Europe and North America. While we are unable to predict the ultimate impact to our business due to a number of evolving factors, including the duration and spread of the pandemic, the possibility of the pandemic reoccurring, the impact of the pandemic on economic activity, consumer demand and vehicle production schedules, and the actions of governmental authorities across the globe, we expect to experience continued adverse impacts resulting from the pandemic throughout 2020 and beyond.

As we gain better visibility into the pace of recovery and customer schedules going forward, we will continue to actively monitor the ongoing potential impacts of operating with COVID-19 and will seek to aggressively mitigate and minimize its impact on our business. We are focused on maintaining a low fixed cost structure that provides us flexibility to remain profitable at all points of the traditional vehicle industry production cycle, including during periods of reduced industry volumes. Accordingly, we will continue to adjust our cost structure and optimize our manufacturing footprint in response to changes in the global and regional automotive markets, particularly resulting from the current impacts of the COVID-19 pandemic, and in order to increase investment in advanced technologies and engineering as conditions permit. As we operate in a cyclical industry that is impacted by movements in the global and regional economies, we continually evaluate opportunities to further refine our cost structure, as evidenced by our ongoing restructuring programs focused on the continued rotation of our manufacturing footprint to best cost locations and on reducing our global overhead costs. We believe our strong balance sheet coupled with our flexible cost structure will position us to capitalize on improvements in OEM production volumes as economic and pandemic conditions improve. See also “Risk Factors—Risks Related to COVID-19.”

Concurrent Preferred Shares Offering

Concurrently with this offering of ordinary shares and pursuant to a separate prospectus supplement, we are offering $1.0 billion of mandatory convertible preferred shares to the public (or $1.15 billion if the underwriters for the Concurrent Preferred Shares Offering exercise in full their over-allotment option to purchase additional mandatory convertible preferred shares). The proceeds from the Concurrent Preferred Shares Offering will be used for our general corporate purposes, which may include, without limitation and in our sole discretion, funding potential future investments (including acquisitions), capital expenditures, working capital, repayment of outstanding indebtedness, and satisfaction of other obligations. The closing of this offering of ordinary shares is not contingent upon the closing of the Concurrent Preferred Shares Offering and the closing of the Concurrent Preferred Shares Offering is not contingent upon the closing of this offering of ordinary shares. We cannot assure you that the Concurrent Preferred Shares Offering will be consummated on the anticipated time frame, or at all. The Concurrent Preferred Shares Offering is being made by means of a separate prospectus supplement and accompanying prospectus, and nothing contained in this prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Preferred Shares Offering. See “Concurrent Preferred Shares Offering.” See also “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—This offering is not contingent on the consummation of the Concurrent Preferred Shares Offering.”

The Offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Aptiv PLC

Ordinary Shares Offered	$1,000,000,000 of our ordinary shares (or $1,150,000,000 if the underwriters exercise in full their option to purchase additional shares). We would issue 11,648,223 ordinary shares (or 13,395,457 ordinary shares if the underwriters exercise in full their option to purchase additional shares), based on the assumed public offering price of $85.85 per ordinary share, which was the last reported sale price of our ordinary shares on June 5, 2020.

Ordinary Shares To Be Outstanding After This Offering

266,502,201 ordinary shares (or 268,249,435 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares, based on the assumed public offering price of $85.85 per ordinary share, which was the last reported sale price of our ordinary shares on June 5, 2020).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $969 million (or approximately $1,115 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation and in our sole discretion, funding potential future investments (including acquisitions), capital expenditures, working capital, repayment of outstanding indebtedness, and satisfaction of other obligations. The precise amounts and timing of these uses of proceeds will depend on our funding requirements and those of our subsidiaries. See “Use of Proceeds.”

NYSE Symbol	Our ordinary shares are listed on the NYSE under the symbol “APTV.”

Concurrent Preferred Shares Offering	Concurrently with this offering of ordinary shares and pursuant to a separate prospectus supplement, we are offering $1.0 billion of mandatory convertible preferred shares to the public (or $1.15 billion if the underwriters for the Concurrent Preferred Shares Offering exercise in full their over-allotment option to purchase additional mandatory convertible preferred shares). The closing of this offering of ordinary shares is not contingent upon the closing of the Concurrent Preferred Shares Offering, and the closing of the Concurrent Preferred Shares Offering is not contingent upon the closing of this offering of ordinary shares. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Preferred Shares Offering. See “Concurrent Preferred Shares Offering.”

Risk Factors	Investing in the ordinary shares involves substantial risk. Please read “Risk Factors” in this prospectus supplement, and in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report on Form 10-Q for the three months ended March 31, 2020 incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain factors you should consider in evaluating an investment in the ordinary shares.

The number of our ordinary shares to be outstanding after this offering is based on 254,853,978 ordinary shares outstanding as of March 31, 2020, and excludes:

•	2,131,090 ordinary shares issuable upon the vesting of outstanding restricted stock units as of March 31, 2020;

•	13,725,962 ordinary shares reserved for future issuance under our existing equity incentive plans; and

•	the ordinary shares to be reserved for issuance upon conversion of the mandatory convertible preferred shares being offered by us in connection with our Concurrent Preferred Shares Offering.

Unless otherwise indicated, all information in this prospectus supplement assumes (i) no exercise of the underwriters’ option to purchase additional shares in this offering and (ii) no exercise by the underwriters in our Concurrent Preferred Shares Offering of their option to purchase up to an additional $150.0 million of our mandatory convertible preferred shares from us, solely to cover over-allotments.

Summary Historical Consolidated Financial Data

The following selected consolidated financial data of the Company has been derived from the audited consolidated financial statements of the Company and should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, incorporated by reference in this prospectus supplement and the accompanying prospectus.

The assets and liabilities and operating results for the previously reported Powertrain Systems segment has been reclassified as discontinued operations separate from the Company’s continuing operations for all periods presented. For further information regarding discontinued operations, see Note 25. Discontinued Operations and Held for Sale to the audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Three Months Ended March 31, (unaudited)
	2019	2018	2017	2020	2019
	(dollars in millions)
Statements of operations data:
Net sales	$14,357	$14,435	$12,884	$3,226	$3,575
Depreciation and amortization(1)	717	676	546	180	173
Operating income(2)	1,276	1,473	1,416	1,619	297
Interest expense	(164)	(141)	(140)	(43)	(38)
Income from continuing operations	1,009	1,107	1,063	1,567	245
Income from discontinued operations, net of tax	—	—	365	—	—

Net income	1,009	1,107	1,428	1,567	245
Other financial data:
Capital expenditures	$781	$846	$698	$205	$235
Adjusted operating income(3)	1,548	1,751	1,594	231	345
Adjusted operating income margin(4)	10.8%	12.1%	12.4%	7.2%	9.7%
Net cash provided by operating activities(5)	$1,624	$1,628	$1,468	$161	$84
Net cash used in investing activities(5)	(1,111)	(2,048)	(1,252)	(207)	(235)
Net cash (used in) provided by financing activities(5)	(649)	(555)	456	1,720	(99)

	As of December 31, 2019	As of March 31, 2020 (Unaudited)
	(in millions)
Balance sheet data:
Cash and cash equivalents	$412	$2,055
Total assets	$13,459	$16,167
Total debt	$4,364	$6,224
Working capital, as defined(6)	$1,392	$1,428
Shareholders’ equity	$4,011	$5,153

(1)	Includes long-lived and intangible asset impairments.
(2)

Three months ended March 31, 2020 includes pre-tax gain of $1.4 billion from the completion of the autonomous driving joint venture. For further information, see Note 17. Acquisitions and Divestitures in the Quarterly Report on Form 10-Q for the three months ended March 31, 2020, incorporated by reference herein.

(3)	Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. Adjusted Operating Income is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Aptiv, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S. GAAP. Adjusted Operating Income, as determined and measured by Aptiv, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of Adjusted Operating Income to operating income includes restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. The reconciliation of Adjusted Operating Income to net income attributable to the Company is as follows:

	Year Ended December 31,			Three Months Ended March 31, (unaudited)
	2019	2018	2017	2020	2019
	(in millions)
Net income attributable to the Company	$990	$1,067	$1,355	$1,572	$240
Net income attributable to noncontrolling interest	19	40	73	(5)	5
Income from discontinued operations, net of tax	—	—	(365)	—	—

Income from continuing operations	1,009	1,107	1,063	1,567	245
Equity income, net of tax	(15)	(23)	(31)	(2)	(3)
Income tax expense	132	250	223	10	33
Other (income) expense, net	(14)	(2)	21	1	(16)
Interest expense	164	141	140	43	38

Operating income(a)	$1,276	$1,473	$1,416	$1,619	$297
Restructuring	148	109	129	28	26
Other acquisition and portfolio project costs	71	78	28	14	11
Asset impairments	11	34	9	—	—
Deferred compensation related to nuTonomy acquisition	42	57	12	4	11
Gain on business divestitures and other transactions	—	—	—	(1,434)	—

Adjusted operating income	$1,548	$1,751	$1,594	$231	$345

(a)

Three months ended March 31, 2020 includes pre-tax gain of $1.4 billion from the completion of the autonomous driving joint venture. For further information, see Note 17. Acquisitions and Divestitures in the Quarterly Report on Form 10-Q for the three months ended March 31, 2020, incorporated by reference herein.

(4)	Adjusted operating income margin is defined as adjusted operating income as a percentage of net sales.
(5)	Includes amounts attributable to discontinued operations.
(6)	Working capital is calculated herein as accounts receivable plus inventories less accounts payable.

RISK FACTORS

Investing in our ordinary shares involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in our ordinary shares. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to COVID-19

The effects of a pandemic or widespread outbreak of an illness, such as the novel coronavirus (COVID-19) pandemic, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The global spread of the COVID-19 pandemic, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, has negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets. Although we have taken decisive actions to enhance our financial flexibility and minimize the impact on our business, such as the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules, imposing certain travel restrictions, suspending our cash dividend, drawing down all remaining availability under our existing revolving credit facility and actively managing costs, capital spending and working capital to further strengthen our liquidity, the ultimate impact to our business continues to remain uncertain. The extent to which the COVID-19 pandemic will impact our business will depend on a number of evolving factors, including the duration and spread of the pandemic, as well as the possibility of the pandemic reoccurring, actions taken by governmental authorities to restrict certain business operations and social activity, impose travel restrictions or other actions, the impact of the pandemic on economic activity and whether recessionary conditions will persist, consumer demand and vehicle production schedules, the ability of our supply chain to deliver in a timely and cost-effective manner, the ability of our employees, manufacturing and distribution facilities to operate efficiently and effectively, the continued viability and financial stability of our customers and suppliers and future access to capital, all of which remain uncertain. To date, the COVID-19 pandemic has adversely impacted our business, financial condition, results of operations and cash flows. The adverse impacts of the pandemic have included extended work stoppages and travel restrictions at our facilities and those of our customers and suppliers, decreases in consumer demand and vehicle production schedules, disruptions to our supply chain and other resultant adverse global economic impacts, particularly those resulting from governmental “lock-down” orders for all non-essential activities in China, Europe and North America. Our total net sales during the three months ended March 31, 2020 were $3.2 billion, a decrease of 10% compared to the same period of 2019, primarily attributable to volume decreases largely resulting from the impacts of the COVID-19 pandemic. In addition, many of our largest customers have experienced vehicle production shutdowns across their global production facilities, specifically in the North American and European regions, beginning in the first quarter of 2020 and extending into the second quarter of 2020. As a result, these or any further production shutdowns, or an extended period of global and economic disruption resulting from this pandemic and its effects could have a material adverse effect on our business, financial condition, results of operations and cash flows. To the extent the COVID-19 pandemic adversely affects our business, financial condition, results of operations and cash flows, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Ordinary Shares and this Offering

The market price and trading volume of our ordinary shares may be volatile, which could result in rapid and substantial losses for our shareholders.

The market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the price of our ordinary shares, or result in fluctuations in the price or trading volume of our ordinary shares, include:

•	variations in our quarterly operating results;

•	failure to meet the market’s earnings expectations;

•	publication of research reports about us or our industry, or the failure of securities analysts to cover our ordinary shares;

•	departures of key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	changes in market valuations of similar companies;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	litigation and governmental investigations; and

•	general market and economic conditions.

In the event of a drop in the market price of our ordinary shares, you could lose a substantial part or all of your investment in our ordinary shares. Consequently, you may not be able to sell our ordinary shares at prices equal to or greater than the price paid by you in the offering.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Securities research analysts publish their own annual and/or quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. Additionally, while we are covered by securities research analysts, if securities or industry analysts cease coverage of us at any time, the trading price of our shares and the trading volume could decline.

The availability of ordinary shares for sale in the future could reduce the market price of our ordinary shares.

In the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and our ordinary shares or just our ordinary shares. We may also issue securities convertible into our ordinary shares. We are not restricted, other than as described in “Underwriting,” from issuing additional ordinary shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares, including any ordinary shares that may be issued upon the conversion of the mandatory convertible preferred shares. Any of these events may dilute your ownership interest in our Company and have an adverse impact on the price of our ordinary shares. In addition, sales of a substantial amount of our ordinary shares in the public market, or the perception that these sales may occur, could reduce the market price of our ordinary shares. This could also impair our ability to raise additional capital through the sale of our securities.

Provisions of our Articles of Association could delay or prevent a takeover of us by a third party.

Our Articles of Association could delay, defer or prevent a third party from acquiring us, despite any possible benefit to our shareholders, or otherwise adversely affect the price of our ordinary shares. For example, our Articles of Association:

•	permit our board of directors to issue one or more series of preferred shares with rights and preferences designated by our board;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

•	limit the ability of shareholders to remove directors without cause; and

•	require that all vacancies on our board of directors be filled by our directors.

These provisions may discourage potential takeover attempts, discourage bids for our ordinary shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, our ordinary shares. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.

The rights of shareholders of Jersey corporations differ in some respects from those of shareholders of U.S. corporations.

We are incorporated under the laws of Jersey. The rights of holders of ordinary shares are governed by Jersey law, including the Companies (Jersey) Law 1991, as amended, and by our Articles of Association. These rights differ in some respects from the rights of shareholders in corporations incorporated in the United States, and holders of our ordinary shares may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States. See “Description of Share Capital” in the accompanying prospectus.

Our ability to declare and pay dividends on our share capital, including the ordinary shares, may be limited.

Our declaration and payment of dividends on our share capital, including the ordinary shares in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on our results of operations, financial condition, capital requirements and other factors that our board of directors may deem relevant. Our ability to pay dividends on our share capital may also be limited by the terms of our then-existing contracts.

If issued, the mandatory convertible preferred shares may adversely affect the market price of our ordinary shares.

The market price of our ordinary shares is likely to be influenced by the mandatory convertible preferred shares. For example, the market price of our ordinary shares could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional ordinary shares received upon conversion of the mandatory convertible preferred shares;

•	possible sales of our ordinary shares by investors who view the mandatory convertible preferred shares as a more attractive means of equity participation in us than owning our ordinary shares; and

•	hedging or arbitrage trading activity that may develop involving the mandatory convertible preferred shares and our ordinary shares.

Our ordinary shares will rank junior to our mandatory convertible preferred shares, if issued, with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our ordinary shares will rank junior to our mandatory convertible preferred shares, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid on all our mandatory convertible preferred shares, if issued, through the most recently completed dividend period, no dividends may be declared or paid on our ordinary shares and we will not be permitted to repurchase any of our ordinary shares, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our ordinary shares until we have paid to holders of our mandatory convertible preferred shares, if issued, a liquidation preference equal to $100 per share plus accumulated and unpaid dividends.

Holders of our mandatory convertible preferred shares, if issued, will have the right to elect two directors in the case of certain dividend arrearages.

If dividends on any our mandatory convertible preferred shares have not been declared and paid for the equivalent of six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of our mandatory convertible preferred shares, if issued, voting together as a single class with holders of any and all other series of our share capital on a parity with our mandatory convertible preferred shares, if issued, (as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs) upon which like voting rights have been conferred and are exercisable will be entitled to vote for the election of a total of two additional members of our board of directors, subject to certain terms and limitations. This right to elect directors will dilute the representation of the holders of our ordinary shares on our board of directors and may adversely affect the market price of our ordinary shares.

Certain rights of the holders of the mandatory convertible preferred shares, if issued, could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain rights of the holders of the mandatory convertible preferred shares could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to June 15, 2023, holders of the mandatory convertible preferred shares, if issued, may have the right to convert their mandatory convertible preferred shares, in whole or in part, at an increased conversion rate and will also be entitled to receive a make-whole amount equal to the present value of all remaining dividend payments on their mandatory convertible preferred shares as described in the statement of rights establishing the mandatory convertible preferred shares. These features of the mandatory convertible preferred shares could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

We may use the net proceeds of this offering in ways with which you may not agree and in ways that may not generate profitable or advantageous returns.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation and in our sole discretion, funding potential future investments (including acquisitions), capital expenditures, working capital, repayment of outstanding indebtedness, and satisfaction of other obligations. The precise amounts and timing of these uses of proceeds will depend on our funding requirements and those of our subsidiaries. See “Use of Proceeds.” You may not agree with the ways we decide to use the proceeds of this offering, and our use of the proceeds may not generate profitable or advantageous returns.

This offering is not contingent on the consummation of the Concurrent Preferred Shares Offering.

The consummation of this offering and the consummation of the Concurrent Preferred Shares Offering are not contingent upon one another. We cannot assure you that the Concurrent Preferred Shares Offering will be consummated on the anticipated time frame, or at all. Accordingly, if you decide to purchase ordinary shares in this offering, you should be willing to do so whether or not we complete the Concurrent Preferred Shares Offering.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $969 million, after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that the net proceeds from this offering will be approximately $1,115 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation and in our sole discretion, funding potential future investments (including acquisitions), capital expenditures, working capital, repayment of outstanding indebtedness, and satisfaction of other obligations. The precise amounts and timing of these uses of proceeds will depend on our funding requirements and those of our subsidiaries. We may invest the net proceeds of this offering in short-term bank deposits or interest-bearing, investment-grade securities or use such proceeds to repay our revolving credit borrowings until they are used for their stated purpose. Certain of the underwriters and/or their respective affiliates that are lenders under our credit facility may receive a portion of the proceeds of this offering to the extent such proceeds are used to repay our revolving credit borrowings. See “Underwriting—Other Relationships.”

DIVIDEND POLICY

We have historically paid quarterly cash dividends on our ordinary shares. During the first quarter of 2020, following the payment of our first quarter dividend, we suspended our annual cash dividend of $0.88 per ordinary share, primarily to provide additional liquidity and financial flexibility to mitigate the impacts on our business resulting from the uncertainty caused by the global spread of the COVID-19 pandemic. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors, subject to compliance with contractual covenants, and will depend on our results of operations, financial condition, capital requirements and other factors that our board of directors may deem relevant.

CONCURRENT PREFERRED SHARES OFFERING

Concurrently with this offering of our ordinary shares and pursuant to a separate prospectus supplement, we are offering $1.0 billion of             % Series A Mandatory Convertible Preferred Shares, par value $0.01 per share (or $1.15 billion if the underwriters for the Concurrent Preferred Shares Offering exercise in full their over-allotment option to purchase additional mandatory convertible preferred shares) in an underwritten public offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon the closing of our Concurrent Preferred Shares Offering and our Concurrent Preferred Shares Offering is not contingent upon the closing of this offering. We cannot assure you that the Concurrent Preferred Shares Offering will be completed.

The mandatory convertible preferred shares will initially be convertible into an aggregate of up to                  ordinary shares (or up to                  ordinary shares, if the underwriters in the Concurrent Preferred Shares Offering exercise in full their over-allotment option), in each case subject to anti-dilution, make-whole and other adjustments, as described in the prospectus supplement related to the offering of our mandatory convertible preferred shares.

Unless converted earlier in accordance with the terms of the Statement of Rights governing the mandatory convertible preferred shares, each mandatory convertible preferred share will convert automatically on the mandatory conversion date, which is expected to be June 15, 2023, into between                  and                 ordinary shares, subject to anti-dilution and other adjustments. The number of ordinary shares issuable upon conversion will be determined based on the average volume weighted average price per ordinary share over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to June 15, 2023.

Dividends on the mandatory convertible preferred shares will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of             % of the liquidation preference of $100.00 per mandatory convertible preferred share, and may be paid in cash or, subject to certain limitations, in ordinary shares, or in any combination of cash and ordinary shares. If declared, dividends on the mandatory convertible preferred shares will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2020 and ending on, and including, June 15, 2023.

Assuming no exercise of the underwriters’ over-allotment option to purchase additional mandatory convertible preferred shares, we estimate that the net proceeds of the Concurrent Preferred Shares Offering, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $969 million.

Our ordinary shares will rank junior to our mandatory convertible preferred shares, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding up of our affairs. Subject to certain exceptions, so long as any of our mandatory convertible preferred shares remain outstanding, no dividend or distributions will be declared or paid on our ordinary shares or any other class or series of share capital ranking junior to the mandatory convertible preferred shares, and no ordinary shares or any other class or series of stock ranking junior or on parity with the mandatory convertible preferred shares shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of ordinary shares have been set aside for the payment of such dividends upon, all outstanding mandatory convertible preferred shares.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred shares will be entitled to receive a liquidation preference in the amount of $100.00 per mandatory convertible preferred share, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our shareholders after satisfaction of liabilities to our creditors and holders of our share capital ranking senior to the mandatory convertible preferred shares as to distribution rights upon our liquidation, winding-up or dissolution, and before any payment or distribution is made to holders of any class or series of our share capital ranking junior to the mandatory convertible preferred shares as to distribution rights upon our liquidation, winding-up or dissolution, including, without limitation, our ordinary shares.

The holders of the mandatory convertible preferred shares will not have voting rights except as described below and as specifically required by Jersey law from time to time.

Whenever dividends on any mandatory convertible preferred shares have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of the mandatory convertible preferred shares, voting together as a single class with holders of record of any and all other series of voting preferred shares (as defined below) then outstanding, will be entitled, at our next annual or at a special meeting of shareholders, to vote for the election of a total of two additional members of our board of directors (“preferred share directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred share directors.

In the event of a nonpayment, the holders of at least 25% of the mandatory convertible preferred shares and any other series of voting preferred shares may request that a special meeting of shareholders be called to elect such preferred share directors (provided that, to the extent permitted by our memorandum and article of association, if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred share directors will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred share directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the mandatory convertible preferred shares continue to have such voting rights.

At any meeting at which the holders of the mandatory convertible preferred shares are entitled to elect preferred share directors, the holders of a majority of the then outstanding mandatory convertible preferred shares and all other series of voting preferred shares, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such mandatory convertible preferred shares and other voting preferred shares so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred share directors.

As used in this prospectus supplement, “voting preferred shares” means any class or series of our share capital, in addition to and established after the initial issuance of the mandatory convertible preferred shares, ranking on parity with the mandatory convertible preferred shares as to dividends and distribution rights upon our liquidation, winding up or dissolution and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the mandatory convertible preferred shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred shares and such other voting preferred shares voted.

If and when all accumulated and unpaid dividends have been paid in full (a “nonpayment remedy”), the holders of the mandatory convertible preferred shares shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the mandatory convertible preferred shares and all other holders of voting preferred shares have terminated, the term of office of each preferred share director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred share director may be removed at any time, with or without cause by the holders of record of a majority in voting power of the outstanding mandatory convertible preferred shares and any other series of voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred share director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred share director remaining in office, except in the event that such vacancy is created as a result of such preferred share director being removed or if no preferred share director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding mandatory convertible preferred shares and any other series of voting preferred shares then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such preferred share directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred share directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

The mandatory convertible preferred shares will have certain other voting rights with respect to certain amendments to our memorandum and articles of association or the Statement of Rights establishing the terms of the mandatory convertible preferred shares or certain other transactions as described in such certificate of designations.

The foregoing information concerning the mandatory convertible preferred shares is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Statement of Rights establishing the terms of the mandatory convertible preferred shares, a copy of which will be incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under “Where You Can Find More Information.” In addition, a description of the proposed mandatory convertible preferred shares is set forth in the separate prospectus supplement pursuant to which such mandatory convertible preferred shares are being offered. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Preferred Shares Offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of March 31, 2020 (i) on an actual basis, (ii) on an as adjusted basis to give effect to the issuance of the ordinary shares offered by this prospectus supplement and (iii) on an as further adjusted basis to give effect to the issuance of the mandatory convertible preferred shares offered in the Concurrent Preferred Shares Offering. This table should be read in conjunction with the financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts of debt set forth below are net of any unamortized issuance costs and discounts.

	As of March 31, 2020 (Unaudited)
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Cash and cash equivalents	$2,055	$3,024	$3,993
Restricted cash	32	32	32
Debt
Accounts receivable factoring	$236	$236	$236
Tranche A Term Loan	349	349	349
Revolving Credit Facility	2,000	2,000	2,000
4.15% senior notes due 2024	697	697	697
1.50% Euro-denominated senior notes due 2025 (€696 million) (1)	776	776	776
4.25% senior notes due 2026	647	647	647
1.60% Euro-denominated senior notes due 2028 (€497 million) (1)	554	554	554
4.35% senior notes due 2029	297	297	297
4.40% senior notes due 2046	295	295	295
5.40% senior notes due 2049	345	345	345
Finance leases and other (2)	28	28	28

Total debt (3)	6,224	6,224	6,224

Shareholders’ equity
Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, actual, as adjusted and as further adjusted; none issued and outstanding, actual and as adjusted, Series A Mandatory Convertible Preferred Shares as further adjusted	—	—	0	(4)
Ordinary shares, $0.01 par value per share, 1,200,000,000 shares authorized, actual, as adjusted and as further adjusted; 254,853,978 issued and outstanding, actual, as adjusted and as further adjusted	3	3	3	(4)
Additional paid-in-capital	1,606	2,575	3,544
Retained earnings	4,353	4,353	4,353
Accumulated other comprehensive loss	(991)	(991)	(991)
Noncontrolling interest	182	182	182

Total shareholders’ equity	5,153	6,122	7,091

Total capitalization	$11,377	$12,346	$13,315

(1)	Based on the euro/U.S. dollar exchange rate of €1.00 = U.S. $1.1142 as of March 31, 2020.
(2)	Finance leases and other is comprised of $4 million of short-term debt and $24 million of other long-term debt.
(3)	Includes current portion of total debt of approximately $260 million.
(4)	Includes $ for preferred shares as further adjusted and $ for ordinary shares as adjusted and as further adjusted.

BOARD OF DIRECTORS

The following table sets forth certain information concerning the individuals who serve as directors of the Company as at the date of this prospectus supplement:

Name	Position
Kevin P. Clark	Director
Nancy E. Cooper	Director
Nicholas M. Donofrio	Director
Rajiv L. Gupta	Director
Joseph L. Hooley	Director
Sean O. Mahoney	Director
Paul M. Meister	Director
Robert K. Ortberg	Director
Colin J. Parris	Director
Ana G. Pinczuk	Director
Lawrence A. Zimmerman	Director

The business address of the members of the board is Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. Kevin P. Clark is the only director who is also an employee of the Aptiv group. We are not otherwise aware of any potential conflicts of interest between the private interests or other duties of the directors and their duties to the Company.

The secretary of the Company is David Sherbin. The business address of the Company’s secretary is Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.

TAX CONSIDERATIONS

The information presented under the caption “Jersey Tax Considerations” below is a discussion of the material Jersey tax consequences of investing in our ordinary shares. The information presented under the caption “Irish Tax Considerations” below is a discussion of Aptiv PLC’s status as a resident of Ireland for Irish tax purposes and of the material Irish tax consequences of investing in our ordinary shares. The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in our ordinary shares.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in our ordinary shares under the laws of Ireland, Jersey and the United States (federal, state and local) and any other applicable foreign jurisdiction.

Irish Tax Considerations

The following is a summary of the material Irish tax considerations for certain Non-Irish Holders (as defined below) of acquiring, owning and disposing of ordinary shares. A “Non-Irish Holder” is an individual beneficial owner of ordinary shares that is neither a resident nor ordinarily a resident in Ireland for Irish tax purposes and does not hold ordinary shares in connection with a trade carried on by such person through an Irish branch or agency. The summary does not purport to be a comprehensive description of all of the Irish tax considerations that may be relevant to each Non-Irish Holder. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement. Changes in law and/or administrative practice may result in a change in the Irish tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of ordinary shares. The summary applies only to Non-Irish Holders who hold their ordinary shares, and will own ordinary shares, as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees and Non-Irish Holders who acquired their ordinary shares or who have, or who are deemed to have, acquired their ordinary shares by virtue of an Irish office or employment (performed or carried on to any extent in Ireland). Shareholders who are not Non-Irish Holders should consult their tax advisors about the Irish tax consequences of the acquisition, ownership and disposal of ordinary shares.

Stamp Duty

Irish stamp duty will not apply on the issue of ordinary shares or to transfers of ordinary shares on the NYSE.

Withholding Tax on Distributions

Distributions made by the Company will, in the absence of one of many exemptions, be subject to dividend withholding tax (“DWT”), currently at a rate of 25%.

For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by the Company to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a particular shareholder, the Company is responsible for withholding DWT prior to making such distribution.

Non-Irish Holders that are resident in the United States, any European Union member state or any other country with which Ireland has signed a double tax agreement (an “Exempt Territory”) are likely to be entitled to an exemption from DWT provided such shareholders are beneficially entitled to the distribution and have furnished valid Irish DWT forms. Non-Irish Holders who hold their ordinary shares through the Depository Trust Company (“DTC”) and are resident in the United States can alternatively furnish valid W-9 forms which show a valid U.S. address to their broker before the record date for any distribution, to receive such distributions without suffering DWT.

It is strongly recommended that Non-Irish Holders who are residents of Exempt Territories complete, where necessary, valid Irish DWT forms or W-9 forms and provide them, in the case of ordinary shares not held through DTC, to the Company’s transfer agent or, in the case of ordinary shares held through DTC, their broker, as soon as possible after receiving their ordinary shares.

If any Non-Irish Holder who is resident in an Exempt Territory receives a distribution from which DWT has been withheld, the Non-Irish Holder may be entitled to claim a refund of DWT from the Irish Revenue Commissioners, provided the Non-Irish Holder is beneficially entitled to the distribution.

Other Non-Irish Holders of ordinary shares that are not described above may nonetheless fall within other exemptions from DWT. If any Non-Irish Holders are exempt from DWT, but receive distributions subject to DWT, such Non-Irish Holders may apply for refunds of such DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the distributions.

Income Tax on Distributions Paid on Ordinary Shares

A Non-Irish Holder that is entitled to an exemption from DWT will have no Irish income tax or universal social charge liability on a distribution from the Company.

A Non-Irish Holder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax or universal social charge liability. The DWT deducted by the Company discharges the Irish income tax and universal social charge liability.

Tax on Chargeable Gains

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%. A disposal of ordinary shares by a Non-Irish Holder will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland. A holder of ordinary shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of ordinary shares during the period in which such individual is non-resident.

Capital Acquisitions Tax

A gift or inheritance comprising of ordinary shares will be within the charge to Irish capital acquisitions tax (which subject to available exemptions and reliefs is currently levied at 33%) if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) on the relevant date or (ii) if the ordinary shares are regarded as property situate in Ireland.

A foreign domiciled individual will not be regarded as being resident or ordinarily resident in Ireland at the date of the gift or inheritance unless that individual (i) has been resident in Ireland for the five consecutive tax years immediately preceding the tax year in which the gift or inheritance is taken, and (ii) is either resident or ordinarily resident in Ireland on that date.

The ordinary shares will not be regarded as property situate in Ireland as the register of the ordinary shares will not be in Ireland.

The Irish tax considerations summarized above are for general information only. Holders of our ordinary shares should consult with their tax advisors regarding the Irish tax consequences relating to the acquisition, ownership and disposal of our ordinary shares.

Jersey Tax Considerations

The following summary of the anticipated treatment of the Company and holders of the ordinary shares (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Prospective investors in our ordinary shares should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of our ordinary shares under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of the Company

The Company is not regarded as resident for tax purposes in Jersey. Therefore, the Company will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and dividends on ordinary shares may be paid by the Company without withholding or deduction for or on account of Jersey income tax. The holders of ordinary shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such ordinary shares.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of the ordinary shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of ordinary shares domiciled in Jersey, or situated in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

If you are in any doubt as to your tax position you should consult your professional tax adviser.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences to U.S. Holders, as defined below, of owning and disposing of ordinary shares issued pursuant to this offering. It does not set forth all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. This section is general in nature and does not address tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

This section applies only to a U.S. Holder that holds ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not set forth all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the ordinary shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•

pass-through entities (e.g., S corporations, partnerships or entities classified as partnerships for U.S. federal income tax purposes) or investors who hold ordinary shares through pass-through entities;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the ordinary shares to their financial statements under Section 451(b) of the Code;

•	persons that own or are deemed to own 10% or more of our shares (by vote or value); or

•	persons holding ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships considering an investment in ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ordinary shares.

This section is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the Ireland and the United States (the “Treaty”) all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

As used herein, the term “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares, and is eligible for the benefits of the Treaty, and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Taxation of Distributions

Subject to the passive foreign investment company rules described below, any distributions (which include any amounts withheld in respect of the distributions) paid on ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. Any distributions in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the ordinary shares and then as capital gain. Because we do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should assume that any distribution by us with respect to the ordinary shares will constitute ordinary dividend income.

Subject to certain holding-period requirements, for so long as our ordinary shares are listed on the NYSE or another established securities market in the United States or we are eligible for benefits under the Treaty, any dividends paid to non-corporate U.S. Holders generally will be eligible for taxation as “qualified dividend income,” which is taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. Any such dividends will not be eligible for the dividends-received deduction available to U.S. corporations under the Code. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. For U.S. foreign tax credit purposes, any dividend generally will be treated as foreign-source dividend income and will generally constitute passive category income. U.S. Holders should consult their tax advisers regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the passive foreign investment company rules described below, any gain or loss realized on the sale or other disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares for more than one year. The amount of any such gain or loss will equal the difference, if any, between the U.S. Holder’s adjusted tax basis in such ordinary shares and the amount realized on the disposition, in each case as determined in U.S. dollars. Any long term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain recognized by a U.S. Holder on the sale or other disposition of ordinary shares generally will be treated as U.S. source gain for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

Under the Code, we will be a passive foreign investment company (a “PFIC”) for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income includes, among other things, interest, dividends, rents, certain non-active royalties and capital gains.

Based on our operations, income, assets and certain estimates and projections, including as to the relative values of our assets, we do not believe that we were a PFIC in 2019 and do not expect to be a PFIC in the foreseeable future.

If we were a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, we would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds ordinary shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a valid deemed sale or deemed dividend election under the applicable Treasury regulations with respect to its ordinary shares.

If we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the ordinary shares would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate imposed on ordinary income in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available to a U.S. Holder which would result in different tax consequences from those described above.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to non-corporate U.S. Holders would not apply.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally must file annual reports, containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.

U.S. Holders should consult their tax advisers concerning the application of the PFIC rules in their particular circumstances in the event that we are or become a PFIC.

Information Reporting and Backup Withholding

Payments of dividends and proceeds from sales or other dispositions of ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Reporting With Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our ordinary shares by filing a Form 8398 with their U.S. federal income tax return, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain U.S. financial institutions). Failure to file a Form 8398 where required can result in significant monetary penalties and the extension of the relevant statute of limitations with respect to all or a part of the relevant U.S. tax return. U.S. Holders should consult their tax advisers regarding this reporting requirement.

UNDERWRITING

Goldman Sachs & Co. LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Ordinary Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Barclays Capital Inc.
BofA Securities, Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
SMBC Nikko Securities America, Inc.
SG Americas Securities, LLC
BTIG, LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC
UniCredit Capital Markets LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ordinary shares sold under the underwriting agreement if any of these ordinary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

We have been advised by the underwriters that the underwriters propose initially to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $                per share. After the initial offering, the underwriters may change the public offering price, concession or any other selling terms. The underwriters may offer and sell ordinary shares through certain of their affiliates.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our expenses of the offering, excluding the underwriting discount, are $1.0 million and are payable by us.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase, exercisable within a 30-day period after the date of this prospectus supplement, up to an additional $150,000,000 of our ordinary shares from us, at the public offering price, less the underwriting discounts. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ordinary shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, or that represent the right to receive ordinary shares, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Goldman Sachs & Co. LLC. Specifically, we, our executive officers and directors have agreed, with certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares, or any options or warrants to purchase any ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of such agreement), ordinary shares. In addition, the foregoing restriction also precludes engagement in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the foregoing ordinary shares even if such ordinary shares would be disposed of by other persons. This lock-up provision applies to the ordinary shares and to securities convertible into or exchangeable for or that represent a right to receive ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement has beneficial ownership within the rules and regulations of the SEC.

Notwithstanding the above, the restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the lock-up parties and Goldman Sachs & Co. LLC, as representative of the underwriters, do not apply, subject in certain cases to various conditions, to certain transactions, including (i) the sale of ordinary shares in connection with this offering, (ii) in connection with the establishment of any sales plan pursuant to Rule 10b5-1 under the Exchange Act; provided that no sale of ordinary shares are made pursuant to such 10b5-1 plan prior to the expiration of the lock-up period described above; (iii) the bona fide pledge by a director or officer of ordinary shares to a financial institution; (iv) the transfer of ordinary shares that such director or officer acquires in the open market following completion of this offering, (v) the transfer of ordinary shares as a bona fide gift or gifts; (vi) the transfer of ordinary shares to any trust, partnership, limited liability company or similar entity for the direct or indirect benefit of such director or officer or the immediate family of such director or officer; (vii) in the case of a corporation, limited liability company or partnership, the transfer of ordinary shares to any shareholder, member or partner of such entity or any subsidiary or other affiliate of such entity; (viii) to any beneficiary of such director or officer pursuant to a will or other testamentary document or applicable laws of descent; (ix) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (x) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee; (xi) the transfer of ordinary shares to us or the withholding of ordinary shares by us to satisfy any tax obligations arising upon the vesting of equity awards outstanding on the date of this prospectus or granted hereafter in accordance with the terms of our compensation arrangements described in this prospectus; or (xii) the issuance by us of up to 5% of the outstanding ordinary shares, or securities convertible into, exercisable for, or which are otherwise exchangeable for, ordinary shares, immediately following the closing date of this offering, in acquisitions or other similar strategic transactions; provided that, in the case of any transfer pursuant to (1) clauses (iii), (v), (vi), (vii), (viii), (ix) and (xii) of this paragraph, the recipient agrees to be bound in writing by the lock-up restrictions described above; (2) clauses (ii), (iii), (v), (vi), (vii), (viii) of this paragraph, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement is required or is made voluntarily in connection with such transfer during the lock-up period described above; (3) clauses (v), (vi), (vii), (viii) of this paragraph, any such transfer does not involve a disposition for value; and (4) clauses (ix) or (x) of this paragraph, any public reports or filings, including filings under the Exchange Act, that are required to be made in connection with such transfer will clearly indicate in the footnotes thereto the reason for such transfer pursuant to the circumstances in such clauses.

New York Stock Exchange Listing

Our ordinary shares are listed on the NYSE under the trading symbol “APTV.”

Price Stabilization, Short Positions

Until the distribution of the ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their respective affiliates have from time to time provided, and may provide in the future, various financial advisory, investment banking and commercial banking services in the ordinary course of business to us and our affiliates, for which they have received or will receive customary fees and reimbursement of expenses. In particular, certain of the underwriters and/or their respective affiliates are parties to and are agents and/or lenders under our credit facility and receive customary compensation in connection therewith. The credit facility was negotiated on an arm’s length basis and contains terms pursuant to which the lenders receive customary fees. In addition, certain of the underwriters and/or certain of their affiliates are also acting as underwriters under the Concurrent Preferred Shares Offering, and will receive customary fees and expenses in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and/or their respective affiliates that are lenders under our credit facility may receive a portion of the proceeds of this offering to the extent such proceeds are used to repay our revolving credit borrowings.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each underwriter and the Company that it is a qualified investor within the meaning of the Prospectus Regulation. In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the

“Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company, the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. The validity of the ordinary shares offered in this offering and other legal matters as to Jersey law will be passed upon for us by Carey Olsen Jersey LLP, Jersey, Channel Islands.

EXPERTS

The consolidated financial statements of Aptiv PLC appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2019 (including the schedule appearing therein), and the effectiveness of Aptiv PLC’s internal control over financial reporting as of December 31, 2019 appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

APTIV PLC

DEBT SECURITIES

GUARANTEES

PREFERRED SHARES

ORDINARY SHARES

WARRANTS

PURCHASE CONTRACTS

UNITS

APTIV CORPORATION

DEBT SECURITIES

GUARANTEES

WARRANTS

PURCHASE CONTRACTS

UNITS

Guarantees by certain subsidiaries of Aptiv PLC

We may offer from time to time ordinary shares of Aptiv PLC, preferred shares of Aptiv PLC, debt securities of Aptiv Corporation, debt securities of Aptiv PLC, warrants, purchase contracts or units. The debt securities of Aptiv Corporation may be guaranteed by Aptiv PLC and one or more subsidiaries of Aptiv PLC and the debt securities of Aptiv PLC may be guaranteed by one or more of its subsidiaries, in each case on terms to be determined at the time of the offering. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell ordinary shares from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our ordinary shares are listed on The New York Stock Exchange under the trading symbol “APTV.”

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and beginning on page 16 of our annual report on Form 10-K for the year ended December 31, 2017 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2018

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

It must be distinctly understood that neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Aptiv,” the “Company,” “we,” “us” and “our” refer to Aptiv PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011 as Delphi Automotive PLC. As the context may require, “we,” “us” and “our” refers only to Aptiv PLC and the subsidiary registrants who may sell securities pursuant to this prospectus from time to time.

THE COMPANY

We are a leading global technology and mobility company serving the automotive sector. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive market, creating the software and hardware foundation for vehicle features and functionality. We enable and deliver end-to-end smart mobility solutions, active safety and autonomous driving technologies and provide enhanced user experience and connected services.

We are one of the largest vehicle component manufacturers, and our customers include all 25 of the largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 109 major manufacturing facilities and 14 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. We have a presence in 45 countries and have approximately 16,000 scientists, engineers and technicians focused on developing market relevant product solutions for our customers.

We are focused on growing and improving the profitability of our businesses, and have implemented a strategy designed to position the Company to deliver industry-leading long-term shareholder returns. This strategy includes disciplined investing in our business to grow and enhance our product offerings, strategically focusing our portfolio in high-technology, high-growth spaces in order to meet consumer preferences and leveraging an industry-leading cost structure to expand our operating margins. In line with the long term growth in emerging markets, we have been increasing our focus on these markets, particularly in China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland and our telephone number is 353-1-259-7013. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities or any combination of the securities described in this prospectus, and the selling shareholders may sell our ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and, as the case may be, the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2017;

(b)

our Definitive Proxy Statement on Schedule 14A filed on March 12, 2018 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017);

(c)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2018;

(d)	our Current Reports on Form 8-K filed on January 8, 2018 (Item 8.01 only), January 29, 2018, May 1, 2018 and September 13, 2018; and

(e)	the description of our ordinary shares set forth in our registration statements filed under the Exchange Act on Form 8-A on November 10, 2011.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Aptiv PLC

c/o Corporate Secretary

5725 Innovation Drive

Troy, Michigan 48098

(248) 813-2000

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as “Brexit”; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; our ability to integrate and realize the benefits of recent acquisitions; our ability to achieve the intended benefits from the separation of its Powertrain Systems segment; the ability of the Company; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes and equity income, (2) cash dividends received from non-consolidated affiliates and other, (3) interest expense (including amortization of any debt fees and any debt discount) on debt, and (4) the interest component of rental expense. Fixed charges were calculated by adding interest expense on debt (including amortization of any debt fees and any debt discount) and the interest component of rental expense.

For the six months ended June 30,	Year ended December 31,
2018	2017	2016	2015	2014	2013
9.3	8.1	4.8	5.6	6.1	5.6

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association,” respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Association and Memorandum of Association, which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law.

Ordinary Shares

As of October 19, 2018, there were 263,472,291 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Our Board may issue authorized but unissued ordinary shares, and the selling shareholders identified in a prospectus supplement may sell ordinary shares, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

Dividend and Liquidation Rights.    Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Voting, Shareholder Meetings and Resolutions.    Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

Amendments to Governing Documents.    A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals.    Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents.    Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.

Transfer of Shares and Notices.    Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the record date for any such determination.

Modification of Class Rights.    The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Election and Removal of Directors.    The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.

Our Board of Directors currently consists of 12 directors. Our Articles of Association state that shareholders may only remove a director for cause. Our Board of Directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.

Applicability of U.K. Takeover Code.    We do not believe that the U.K. City Code on Takeovers and Mergers will apply to takeover transactions for the Company.

Preferred Shares

We have 50,000,000 authorized preferred shares. We have no preferred shares issued and outstanding. The Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders.

When we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred shares will be issued under a statement of rights relating to each series of preferred shares and they are also subject to our Articles of Association.

Our Board may issue authorized preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

All preferred shares offered will be fully paid and non-assessable. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both.

The purpose of authorizing the Board of Directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

Comparison of United States and Jersey Corporate Law

The following discussion is a summary of the material differences between United States and Jersey corporate law relevant to an investment in the ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Jersey corporation, without shareholder approval, in certain instances may, among other things, implement certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

As in most United States jurisdictions, the board of directors of a Jersey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Jersey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are required to indemnify every present and former officer of ours out of our assets against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

In most United States jurisdictions, the Board of Directors is permitted to authorize share repurchases without shareholder consent. Jersey law does not permit share repurchases without shareholder consent. However, our Articles of Association permit our Board of Directors to convert any of our shares that we wish to purchase into redeemable shares, and thus effectively allow our Board of Directors to authorize share repurchases (which shall be effected by way of redemption) without shareholder consent, consistent with the practice in most United States jurisdictions.

Listing

Our ordinary shares are listed on the NYSE under the symbol “APTV.” We will describe the listing of any series of preferred shares in the prospectus supplement for such series.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.

The transfer agent for each series of preferred shares will be described in the prospectus supplement for such series.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

Aptiv PLC (“Aptiv PLC”) or Aptiv Corporation (“Aptiv Corp.”) may offer debt securities, subject to the consent of the Jersey Financial Services Commission, if required. This prospectus describes certain general terms and provisions of the debt securities. When Aptiv PLC or Aptiv Corp. offer to sell a particular series of debt securities, the specific terms for the securities will be set forth in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Aptiv PLC’s senior debt securities would be issued under a senior indenture dated as of March 10, 2015, as supplemented, among Aptiv PLC, the guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). Aptiv PLC’s subordinated debt indentures would be issued under a subordinated indenture among Aptiv PLC, the guarantors party thereto, the Trustee and the Registrar and Paying Agent.

Aptiv Corp.’s senior debt securities would be issued under a senior indenture dated as of February 14, 2013, as supplemented, among Aptiv Corp., Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent. Aptiv Corp.’s subordinated debt indentures would be issued under a subordinated indenture among Aptiv Corp., Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent.

This prospectus refers to each of Aptiv PLC’s senior debt indenture, Aptiv PLC’s subordinated indenture, Aptiv Corp.’s senior indenture and Aptiv Corp.’s subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” We refer to Aptiv PLC’s senior indenture and Aptiv Corp.’s senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” We refer to Aptiv PLC’s subordinated indenture and Aptiv Corp.’s subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.”

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, which we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indentures and the subordinated indentures are substantially identical, except for the provisions relating to subordination. See “—Subordinated Debt.”

We or Aptiv Corp. may issue debt securities up to an aggregate principal amount as we or Aptiv Corp. may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	whether or not the debt securities will have the benefit of a guarantee;

•	the maturity date;

•	the interest payment dates and the record dates for the interest payments;

•	the interest rate, if any, and the method for calculating the interest rate;

•	if other than New York, NY, the place where we will pay principal and interest;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	if other than the principal amount, the portion of principal amount payable upon acceleration of the maturity;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	if the debt securities may be exchangeable for and/or convertible into the ordinary shares of Aptiv PLC or any other security;

•	whether and under what circumstances additional amounts will be paid to a non-U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	whether the debt securities will be issued in the form of global notes;

•	any material United States federal income tax consequences;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including events of default, covenants, provisions related to amendments and waivers, transfer and exchange, satisfaction and discharge and defeasance.

The form of indentures filed with the registration statement of which this prospectus forms a part contain certain of these terms, which may be modified in connection with the offering of any debt securities.

Senior Debt

Each of Aptiv PLC and Aptiv Corp. will issue under its senior indenture the debt securities that will constitute part of the senior debt of such issuer. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of such issuer.

Subordinated Debt

Each of Aptiv PLC and Aptiv Corp. will issue under its subordinated indenture the debt securities that will constitute part of the subordinated debt of such issuer. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the relevant subordinated indenture, to all “senior indebtedness” of such issuer. The specific subordination terms will be set forth in a supplemental indenture to the relevant subordinated indenture and described in the prospectus supplement for the relevant series of debt.

Guarantees

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by Aptiv PLC may be guaranteed by any of the subsidiary registrants under the registration statement of which this prospectus forms a part. Debt securities issued by Aptiv Corp. will be guaranteed by Aptiv PLC and may be guaranteed by any of the subsidiary registrants. The guarantees will be full and unconditional on a joint and several basis. Each of the subsidiary guarantors is 100% owned by Aptiv PLC.

Concerning the Trustee and the Registrar and Paying Agent

Unless otherwise provided in respect of a series of debt securities, Wilmington Trust, National Association is the Trustee under each indenture and Deutsche Bank Trust Company Americas is the Registrar and Paying Agent with regard to each series of debt securities. The Trustee and its affiliates have engaged in, and may in the future engage in, financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939. The Registrar and Paying Agent have engaged in, are currently engaged in, and may in the future engage in financial or other transactions with the issuers and the guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

Aptiv PLC may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, subject to the consent of the Jersey Financial Services Commission, if required. Aptiv Corp. may also issue warrants to purchase its debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the issuer of such warrants and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered:

•	the issuer and title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Aptiv PLC may, subject to the consent of the Jersey Financial Services Commission, if required, issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by Aptiv PLC or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Aptiv Corp. may issue purchase contracts for the purchase or sale of:

•

debt securities issued by Aptiv Corp. or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate the issuer thereof to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Aptiv PLC or Aptiv Corp., as applicable, may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the issuer thereof to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. The issuer’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under one or more of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, subject to the consent of the Jersey Financial Services Commission, if required, Aptiv PLC may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities and Aptiv Corp. may issue units consisting of one or more purchase contracts, warrants, debt securities or any combination of such securities. The applicable supplement will describe:

•

the issuer and the terms of the units and of the warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.    Aptiv PLC or Aptiv Corp. may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if Aptiv PLC or Aptiv Corp. requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Aptiv PLC, Aptiv Corp., the trustees, the warrant agents, the unit agents or any other agent of Aptiv PLC or Aptiv Corp., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, Aptiv PLC or Aptiv Corp., as applicable, will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of theirs or of Aptiv PLC or Aptiv Corp. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed upon for us by Carey Olsen, Jersey, Channel Islands, and the validity of the debt securities, guarantees, warrants, purchase contracts and units in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aptiv PLC appearing in Aptiv PLC’s Annual Report on Form 10-K filed February 5, 2018 for the year ended December 31, 2017 (including the schedule appearing therein) and the effectiveness of Aptiv PLC’s internal control over financial reporting as of December 31, 2017 appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.